Exhibit 99.1

Sun Communities, Inc. (SUI) Announces Distribution Increase

Southfield, MI, February 19, 2019 - Sun Communities, Inc. (NYSE:SUI) (the "Company"), a real estate investment trust ("REIT") that owns, operates or has an interest in manufactured housing and recreational vehicle communities, today announced that its Board of Directors has approved setting the 2019 annual distribution rate at $3.00 per common share, an increase of $0.16, or 5.6 percent, over the current $2.84 per common share for 2018.  This increase will begin with the first quarter distribution to be paid in April 2019.  While the Board of Directors has adopted the new annual distribution policy, the amount of each quarterly distribution on the Company's common stock will be subject to approval by the Board of Directors.

About Sun Communities, Inc.
Sun Communities, Inc. (NYSE:SUI) is a REIT that currently owns and operates or has an interest in a portfolio of 370 communities comprising over 127,000 developed sites as of September 30, 2018.

Forward Looking Statements

This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate," "guidance," and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond the Company's control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, the performance of recent acquisitions, the ability to integrate future acquisitions smoothly and efficiently, changes in market rates of interest, changes in foreign currency exchange rates, the ability of manufactured home buyers to obtain financing and the level of repossessions by manufactured home lenders. Further details of potential risks that may affect the Company are described in the Company's periodic reports filed with the U.S. Securities and Exchange Commission, including in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's assumptions, expectations of future events, or trends.

FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500
www.suncommunities.com